Exhibit 99.1

Contact:

EnteroMedics Inc.

Greg S. Lea

(651) 789-2860

ir@enteromedics.com

EnteroMedics Reports Second Quarter 2008 Financial Results

Company Meets Enrollment Goal for the EMPOWER Pivotal Trial

ST. PAUL, Minn., July 24, 2008 – EnteroMedics Inc., (NASDAQ: ETRM), the developer of medical devices using neuroblocking technology to treat obesity and other gastrointestinal disorders, today announced financial results for the three and six months ended June 30, 2008.

For the three months ended June 30, 2008, the Company reported a net loss of $11.4 million, or $0.68 per share, including research and development expenses of $8.9 million and general and administrative expenses of $2.3 million. For the six months ended June 30, 2008, the Company reported a net loss of $19.9 million, or $1.18 per share. Expenses were primarily associated with the cost of supporting the Company’s multiple ongoing clinical trials as well as the continued development of VBLOC™ vagal blocking therapy delivered through the Company’s Maestro™ System. On June 30, 2008, the Company’s cash, cash equivalents and short-term investments totaled $38.6 million.

The Company also announced today that the enrollment goal for the EMPOWER study has been exceeded with approximately 450 subjects enrolled to date. The EMPOWER study is a randomized, double-blind, placebo-controlled clinical trial of VBLOC Therapy for the treatment of obesity. The Company is targeting implantation of no more than 300 systems, the FDA approved number of implants, within the next three weeks. At this implant volume, the study is designed to achieve the desired goal of 90% power at the end of the 12-month blinding period.

“VBLOC Therapy has produced meaningful weight loss results with a continued positive safety record,” said Mark Knudson, Ph.D., President and Chief Executive Officer. “Interest in the EMPOWER study has exceeded our expectations, and VBLOC Therapy is now one step closer to reaching individuals seeking to lose weight without having to accept a list of painful, debilitating and often permanent side effects and restrictions. We look forward to reviewing the EMPOWER study results in mid-2009 and we anticipate submitting them to the FDA shortly thereafter. We also look forward to reporting on additional study data from ongoing international trials in the intervening months.”

Gregory S. Lea, Senior Vice President and Chief Financial Officer of EnteroMedics added that, “The EMPOWER study remains the Company’s most significant investment. The Company has sufficient current cash reserves to operate through 2009, and remains well positioned to fund the 12-month blinded portion of the trial as well as a PMA submission to the FDA.”

About VBLOC Therapy

EnteroMedics developed VBLOC™ vagal blocking therapy to offer bariatric surgeons and their patients a less invasive alternative to existing surgical weight loss procedures that may present significant risks and alter digestive system anatomy, lifestyle and food choices. VBLOC Therapy is delivered via the Maestro System through laparoscopically implanted leads to intermittently block the vagus nerves using high-frequency, low energy electrical impulses. VBLOC Therapy is designed to target the multiple digestive functions under control of the vagus nerves and to affect the perception of hunger and fullness. Preliminary results from the feasibility study conducted outside the U.S., which includes 33 patients, indicate that the Maestro System may provide durable and ongoing weight-loss for people with obesity. Follow up data show excess weight loss, or EWL, of 29.1% in 12 patients at 12 months of VBLOC Therapy, 27.4% in 17 patients at nine months of therapy and 21.4% in 28 patients at six months of therapy.

About EnteroMedics Inc.

EnteroMedics is a development stage medical device company focused on the design and development of devices that use neuroblocking technology to treat obesity and other gastrointestinal disorders. EnteroMedics’ proprietary neuroblocking technology, VBLOC™ vagal blocking therapy, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics has met its enrollment goal under an FDA-approved investigational device exemption (IDE) for the EMPOWER Study using the Maestro™ System, its initial product for the treatment of obesity. For more information, visit www.enteromedics.com.

Forward-Looking Safe Harbor Statement

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations, our losses since inception and for the foreseeable future; our lack of regulatory approval for our Maestro™ System for the treatment of obesity; our inability to complete our EMPOWER pivotal trial and other clinical trials, or significant delays in the completion of our clinical trials; our ability to timely commercialize our Maestro System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our Maestro System; physician adoption of our Maestro System and VBLOC™ vagal blocking therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims;

and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the Company’s Form 10-K dated March 13, 2008. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Caution-Investigational device. Limited by Federal law to investigational use.

The implantation procedure and usage of the Maestro System™ carry some risks, such as the risk generally associated with laparoscopic procedures and those related to treatment as described in the EMPOWER clinical trial informed consent.

(See Attached Table)

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Statements of Operations (unaudited)

(in thousands, except per share data)

	Three Months Ended June 30		Six Months Ended June 30,
	2008	2007	2008	2007
Operating expenses:
Research and development	$8,911	$4,663	$15,094	$8,741
Selling, general and administrative	2,315	2,436	4,647	3,783

Total operating expenses	11,226	7,099	19,741	12,524

Loss from operations	(11,226)	(7,099)	(19,741)	(12,524)
Other income (expense), net	(128)	(379)	(112)	(352)

Net loss	$(11,354)	$(7,478)	$(19,853)	$(12,876)

Net loss per share - basic and diluted	$(0.68)	$(12.41)	$(1.18)	$(21.61)

Shares used to compute basic and diluted net loss per share	16,810	603	16,804	596

ENTEROMEDICS INC.

(A Development Stage Company)

Condensed Consolidated Balance Sheets (unaudited)

(in thousands)

	June 30, 2008	December 31, 2007
ASSETS
Cash, cash equivalents and short-term investments	$38,555	$57,031
Prepaid expenses and other current assets	458	523
Property and equipment, net	1,376	1,492
Other assets	5	5

Total assets	$40,394	$59,051

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$550	$300
Debt	8,605	11,099
Other liabilities	4,442	2,370

Total liabilities	13,597	13,769

Stockholders’ equity	26,797	45,282

Total liabilities and stockholders’ equity	$40,394	$59,051

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